ANADIGICS Acquires WLAN Power Amplifier Product Line
                             from RF Solutions, Inc.
      802.11a/b/g Amplifiers Accelerate ANADIGICS' WLAN Market Penetration

Warren, NJ, April 2, 2003 -- ANADIGICS, Inc. (Nasdaq: ANAD), a leading supplier of wireless and broadband communications solutions, today announced that it has acquired the complete Wireless Local Area Network (WLAN) power amplifier (PA) and module product lines from RF Solutions Inc., a privately held fabless supplier of WLAN semiconductor products based in Atlanta, Georgia. The transaction is expected to broaden ANADIGICS' customer base and accelerate the Company's penetration into the emerging WLAN market, while increasing its served available market. The transaction strategically addresses IEEE 802.11b, IEEE 802.11a, and IEEE 802.11g (draft) standards.

"Our new WLAN PA team brings to ANADIGICS enormous value in terms of products, applications support, design talent, customer relationships and entrepreneurial spirit to help drive our growth in the exciting WLAN market," remarked Dr. Bami Bastani, President and CEO of ANADIGICS, Inc. "Industry analysts expect the WLAN market to grow at more than a thirty-five percent compound annual growth rate over the next several years. This acquisition compliments our existing product lines, design capabilities, and best-of-breed InGaP HBT technology while strategically positioning ANADIGICS to capture significant share of the WLAN market."

The transaction will be accounted for as a purchase and includes an up front cash consideration of $2.8 million and a contingent payment of up to 3.0 million common shares, based upon achievement of certain revenue targets over the next twelve months.


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The acquisition included RF Solutions' WLAN PA development operation, sixteen employees comprised of engineering, sales and marketing and operations personnel, intellectual property comprised of PA and module product design, certain assets and the assumption of certain liabilities. ANADIGICS currently estimates that the transaction will be accretive to earnings on a GAAP basis in 2004.

Marcus Wise, Senior Director of WLAN Products at ANADIGICS Inc., formerly responsible for sales and marketing at RF Solutions said, "I am extremely pleased to become a part of the ANADIGICS team. RF Solutions has strong relationships with industry leading WLAN system manufacturers and has made inroads into the WLAN market by introducing breakthrough products, such as the industry's first dual-band 802.11 power amplifier. As WLAN and cellular applications converge, we are uniquely positioned to introduce multi-band PA module solutions that integrate 802.11 and cellular handset functionality. I look forward to continuing our leadership position in WLAN power amplifier solutions at ANADIGICS, by leveraging our combined technology, design, and marketing capabilities."

Providing industry-leading efficiency and performance, ANADIGICS' newly acquired product line provides WLAN designers with a complete family of single and dual-band power amplifiers and IP, which offers flexibility and cross-standard operability to address the needs of emerging WLAN systems. Several of these products have already been selected for design-ins on significant WLAN reference designs.

For additional information, contact ANADIGICS by phone (908) 668-5000 or FAX
(908) 668-5132 or visit the Company's Web site at www.anadigics.com. RF Solutions, Inc. was represented by RBC Capital Markets in this transaction.

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ANADIGICS (NASDAQ: ANAD) designs and manufactures radio frequency integrated circuit (RFIC) solutions for growing broadband and wireless communications markets. The Company's innovative high frequency RFICs enable manufacturers of communications equipment to enhance overall system performance while reducing manufacturing cost and time to market. By utilizing state-of-the-art manufacturing processes for its RFICs, ANADIGICS achieves the high-volume and cost-effective products required by leading companies in its targeted high-growth communications markets. ANADIGICS was the first GaAs IC manufacturer to receive ISO 9001 certification.

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, order rescheduling or cancellation, changes in customers' forecasts of product demand, timely product and process development and protection of the associated intellectual property rights, individual product pricing pressure, variation in production yield, changes in estimated product lives, difficulties in obtaining components and assembly and test services needed for production of integrated circuits, change in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2002. Actual results could differ materially from the Company's forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates, or goals are forward-looking statements. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such statements include those factors discussed herein.

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Press Contacts                      Corporate Contact                  Investor Relations
--------------                      -----------------                  ------------------
Allan Fliss/Glen Turvey             Tim Blanke                         Thomas Shields
Richartz Fliss Clark & Pope         ANADIGICS, Inc.                    ANADIGICS, Inc.
400 Morris Ave., Ste. 222           141 Mt. Bethel Road                141 Mt. Bethel Road
Denville, NJ  07834                 Warren, NJ  07059                  Warren, NJ  07059
Tel: +1 973 627-8180                Tel: +1 908 668-5000               Tel: +1 908 412-5995
Fax: +1 973 627-8410                Fax: +1 908 668-5132
E-mail:  turvey@rfcp.com            E-mail: tblanke@anadigics.com      E-mail: tshields@anadigics.com

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